                                                                    EXHIBIT 99.2

                                 TIDEWATER INC.

                          INDEX TO FINANCIAL STATEMENTS



FINANCIAL STATEMENTS                                                                                           PAGE
                                                                                                               ----
1.  Independent Auditors' Report                                                                                F-2
2.  Consolidated Balance Sheets, March 31, 1997 and 1996                                                        F-3
3.  Consolidated Statements of Earnings, three years ended March 31, 1997                                       F-4
4.  Consolidated Statements of Stockholders' Equity, three years ended March 31, 1997                           F-5
5.  Consolidated Statements of Cash Flows, three years ended March 31, 1997                                     F-6
6.  Notes to Consolidated Financial Statements                                                                  F-7


INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders of Tidewater Inc.:

We have audited the accompanying consolidated financial statements of Tidewater Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tidewater Inc. and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.




KPMG Peat Marwick LLP

New Orleans, Louisiana
April 30, 1997 except as to Note 13, which is as of December 18, 1997

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
March 31, 1997 and 1996
(in thousands)


ASSETS                                                                             1997             1996
                                                                                ----------        -------
Current assets:
    Cash, including temporary cash investments                                  $   41,166         28,734
    Trade  and other receivables less allowance for doubtful accounts
       of $10,329 in 1997 and $7,866 in 1996                                       176,513        133,065
    Inventories                                                                     28,171         23,428
    Other current assets                                                             3,803          3,567
                                                                                ----------        -------
          Total current assets                                                     249,653        188,794
                                                                                ----------        -------
Investments in, at equity, and advances to unconsolidated companies                 20,556         35,861
Net assets of discontinued Compression operations                                  253,305        271,664
Properties and equipment:
    Vessels and related equipment                                                1,265,633      1,210,876
    Other properties and equipment                                                  25,220         25,715
                                                                                ----------        -------
                                                                                 1,290,853      1,236,591
    Less accumulated depreciation                                                  827,710        808,027
                                                                                ----------        -------
       Net properties and equipment                                                463,143        428,564
                                                                                ----------        -------
Other assets                                                                        47,641         49,527
                                                                                ----------        -------
                                                                                $1,034,298        974,410
                                                                                ==========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current maturities of long-term debt                                                --          2,713
    Accounts payable and accrued expenses                                           76,798         68,333
    Accrued property and liability losses                                           13,248         10,844
                                                                                ----------        -------
          Total current liabilities                                                 90,046         81,890
                                                                                ----------        -------
Deferred income taxes                                                               95,595         76,579
Accrued property and liability losses                                               32,146         34,206
Other liabilities and deferred credits                                              46,847         42,985
Stockholders' equity:
    Common stock, par value $.10, issued 60,334,889
       shares in 1997 and 61,882,695 shares in 1996                                  6,033          6,188
    Additional paid-in capital                                                     341,415        421,655
    Retained earnings                                                              433,347        322,736
                                                                                ----------        -------
                                                                                   780,795        750,579
    Less cumulative foreign currency translation adjustment                         10,676         10,771
    Less deferred compensation - restricted stock                                      455          1,058
                                                                                ----------        -------
          Total stockholders' equity                                               769,664        738,750
Commitments and other matters
                                                                                ----------        -------
                                                                                $1,034,298        974,410
                                                                                ==========        =======



See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EARNINGS
--------------------------------------------------------------------------------
Years Ended March 31, 1997, 1996 and 1995
(in thousands, except share and per share data)

                                                                1997              1996              1995
                                                            ------------      ------------      ------------
Marine revenues                                             $    690,426           532,202           501,118
Costs and expenses:
    Marine operations                                            385,656           328,306           311,949
    Depreciation                                                  55,937            55,361            77,393
    General and administrative                                    53,850            48,840            55,031
                                                            ------------      ------------      ------------
                                                                 495,443           432,507           444,373
                                                            ------------      ------------      ------------
                                                                 194,983            99,695            56,745
Other income (expenses):
    Foreign exchange loss                                           (382)             (455)             (611)
    Gain on sales of assets                                        5,320             6,906            13,098
    Equity in net earnings of unconsolidated companies             4,901             5,901             4,555
    Minority interests                                            (1,311)           (1,385)           (1,488)
    Interest and miscellaneous income                              4,363             4,142             6,837
    Other expense                                                 (2,800)          (12,600)           (8,499)
    Interest and other debt costs                                 (1,000)           (2,176)           (2,139)
                                                            ------------      ------------      ------------
                                                                   9,091               333            11,753
                                                            ------------      ------------      ------------
Earnings from continuing operations before income taxes          204,074           100,028            68,498
Income taxes                                                      65,839            30,525            23,630
                                                            ------------      ------------      ------------
Earnings from continuing operations                              138,235            69,503            44,868
Earnings from discontinued operations, net of taxes of
     $4,684 in 1997, $4,185 in 1996 and $4,648 in 1995             7,776             6,674             6,319
                                                            ------------      ------------      ------------
Net earnings                                                $    146,011            76,177            51,187
                                                            ============      ============      ============

Earnings per common share:
Earnings from continuing operations                         $       2.24              1.13               .73
Earnings from discontinued operations                                .13               .11               .10
                                                            ------------      ------------      ------------
Earnings per common share                                   $       2.37              1.24               .83
                                                            ============      ============      ============

Diluted earnings per common share:
Earnings from continuing operations                                 2.23              1.12               .73
Earnings from discontinued operations                                .12               .11               .10
                                                            ------------      ------------      ------------
Diluted earnings per common share                           $       2.35              1.23               .83
                                                            ============      ============      ============

Weighted average common shares outstanding                    61,606,144        61,675,360        61,586,175
Incremental common shares from stock options                     438,188           485,618           272,719
                                                            ------------      ------------      ------------
Weighted average common shares and equivalents                62,044,332        62,160,978        61,858,894
                                                            ============      ============      ============

Cash dividends declared per common share                    $       .575              .475               .40
                                                            ============      ============      ============



See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
Years Ended March 31, 1997, 1996
and 1995 (in thousands)


                                                                                 Cumulative
                                                                                  foreign        Deferred
                                                     Additional                   currency     compensation-
                                        Common         paid-in      Retained     translation     restricted
                                         stock         capital      earnings     adjustment        stock        Total
                                        --------     ----------     --------     -----------   -------------   -------
     1997
     ----
Amount at March 31, 1996                $  6,188       421,655       322,736       (10,771)       (1,058)      738,750
Net earnings                                  --            --       146,011            --            --       146,011
Exercise of stock options                     23         4,368            --            --            --         4,391
Cash dividends declared                       --            --       (35,400)           --            --       (35,400)
Stock repurchases                           (178)      (84,608)           --            --            --       (84,786)
Other                                         --            --            --            95           603           698
                                        --------       -------       -------       -------        ------       -------
Amount at March 31, 1997                $  6,033       341,415       433,347       (10,676)         (455)      769,664
                                        ========       =======       =======       =======        ======       =======

     1996
     ----
Amount at March 31, 1995                $  6,155       418,941       271,452       (10,745)       (1,544)      684,259
Net earnings                                  --            --        76,177            --            --        76,177
Exercise of stock options                     33         2,950            --            --            --         2,983
Cash dividends declared                       --            --       (25,327)           --            --       (25,327)
Other                                         --          (236)          434           (26)          486           658
                                        --------       -------       -------       -------        ------       -------
Amount at March 31, 1996                $  6,188       421,655       322,736       (10,771)       (1,058)      738,750
                                        ========       =======       =======       =======        ======       =======

     1995
     ----
Amount at March 31, 1994                $  6,102       416,559       241,520       (11,032)           --       653,149
Net earnings                                  --            --        51,187            --            --        51,187
Issuance of restricted stock                   7         1,629            --            --        (1,636)           --
Exercise of stock options                     12           876            --            --            --           888
Cash dividends declared                       --            --       (21,255)           --            --       (21,255)
Other                                         34          (123)           --           287            92           290
                                        --------       -------       -------       -------        ------       -------
Amount at March 31, 1995                $  6,155       418,941       271,452       (10,745)       (1,544)      684,259
                                        ========       =======       =======       =======        ======       =======


See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Years Ended March 31, 1997, 1996 and 1995
(in thousands)

                                                                                       1997            1996           1995
                                                                                     ---------       --------       --------
Cash flows from operating activities:
   Earnings from continuing operations                                               $ 138,235         69,503         44,868
   Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operating activities:
       Depreciation                                                                     55,937         55,361         77,393
       Provision for deferred income taxes                                              12,181          3,603         (2,276)
       Gain on sales of assets                                                          (5,320)        (6,906)       (13,098)
       Equity in net earnings of unconsolidated companies                               (4,901)        (5,901)        (4,555)
       Minority interests                                                                1,311          1,385          1,488
       Compensation expense - restricted stock                                             603            595             92
       Decrease (increase) in trade and other receivables                              (36,129)         6,046          3,184
       Decrease (increase) in inventories                                               (4,471)         1,943           (284)
       Decrease (increase) in other current assets                                        (236)         1,178         (1,789)
       Increase (decrease) in accounts payable/accrued expenses                          2,579         (8,290)         6,046
       Increase (decrease) in accrued property/liability losses                          2,404           (689)         3,776
       Other, net                                                                        1,332          6,548          5,001
                                                                                     ---------       --------       --------
       Net cash provided by continuing operating activities                            163,525        124,376        119,846
       Net cash provided by discontinued operating activities                           42,025         48,239         35,592
                                                                                     ---------       --------       --------
       Net cash provided by operating activities                                       205,550        172,615        155,438
                                                                                     ---------       --------       --------
Cash flows from investing activities:
   Proceeds from sales of assets                                                        22,737         18,044         26,510
   Additions to properties and equipment                                               (58,002)       (46,116)      (354,725)
   Sale of marketable securities                                                            --             --         27,310
   Acquisition of joint-venture interests, net of cash received                         (3,435)            --             --
   Investments in unconsolidated companies, net of dividends received                    5,151          9,102         (3,059)
   Investment from minority interests, net of dividends paid                              (755)        (1,064)         3,550
   Other                                                                                    --           (592)          (863)
                                                                                     ---------       --------       --------
       Net cash used in investing activities                                           (34,304)       (20,626)      (301,277)
                                                                                     ---------       --------       --------
Cash flows from financing activities:
   Common stock purchased                                                              (84,786)            --             --
   Principal payments on long-term debt                                                (58,019)      (145,395)       (96,272)
   Credit facility borrowings                                                           15,000         13,400        173,000
   Proceeds from issuance of common stock                                                4,391          4,212            742
   Cash dividends                                                                      (35,400)       (25,327)       (21,255)
   Other                                                                                    --             40           (947)
                                                                                     ---------       --------       --------
       Net cash provided by (used in) financing activities                            (158,814)      (153,070)        55,268
                                                                                     ---------       --------       --------
Net increase (decrease) in cash, including temporary cash
   investments                                                                          12,432         (1,081)       (90,571)
Net increase in cash for Hornbeck Offshore Services, Inc.
   for the quarter ended March 31, 1995 (Note 2)                                            --          4,980             --
Cash, including temporary cash investments at beginning of year                         28,734         24,835        115,406
                                                                                     ---------       --------       --------
Cash, including temporary cash investments at end of year                            $  41,166         28,734         24,835
                                                                                     =========       ========       ========
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
     Interest                                                                        $     702          5,944          5,377
     Income taxes                                                                    $  56,249         27,721         23,078
                                                                                     =========       ========       ========
Supplemental noncash investing activity:
   Joint venture interests acquired:
     Fair value of assets acquired                                                   $  51,305             --             --
     Fair value of liabilities assumed                                                 (47,870)            --             --
                                                                                     ---------       --------       --------
     Net cash payment                                                                $   3,435             --             --
                                                                                     =========       ========       ========


See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
March 31, 1997, 1996 and 1995

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The company provides services and equipment to the offshore energy industry through the operation of the world's largest fleet of offshore service vessels. Revenues, net earnings and cash flows from operations are dependent upon the activity level for the vessel fleet which is ultimately dependent upon oil and natural gas prices which, in turn, are determined by the supply/demand relationship for oil and natural gas.

USE OF ESTIMATES

     In preparing the company's financial statements, management makes informed estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

BASIS OF CONSOLIDATION

     The Consolidated Financial Statements include the accounts of Tidewater Inc. and its subsidiaries. Significant intercompany balances and transactions are eliminated in consolidation.

INVENTORIES

     Inventories are comprised of marine operating supplies and are stated at average cost.

PROPERTIES AND EQUIPMENT

     Properties and equipment are carried at cost. Depreciation for financial reporting purposes is computed primarily on the straight-line basis beginning with the first charter/rental, with salvage values of 5%-10% for marine equipment, using estimated useful lives of:

                                                               Years
                                                               -----
Marine equipment (from date of construction)                  15 - 25
Other properties and equipment                                 3 - 30


     Used equipment is depreciated in accordance with the above schedule; however, no life less than six years is used for marine equipment regardless of the date constructed.

     Maintenance and repairs are charged to operations as incurred during the asset's original estimated useful life. Major repair costs incurred after the original estimated useful life that also have the effect of extending the useful life of the asset are capitalized and amortized over three years. Major modifications to equipment are capitalized and amortized over the remaining life of the equipment.

     In fiscal 1996 the estimated useful lives of the company's marine vessels were increased from 10-20 years to 15-25 years. The increase in useful lives was made in order to provide a better matching of revenues and depreciation expense over a vessel's economic useful life. This change in accounting estimate lowered fiscal 1996 depreciation expense by approximately $25.2 million. Concurrent with this change approximately $10.2 million of repair and maintenance costs that would have been capitalized in fiscal 1996 had the previous estimated useful lives been used, was expensed. The change increased fiscal 1996 net earnings by $10.0 million, or $.16 per common share.

     On April 1, 1996 the company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption had no impact on the company's results of operations or financial position.

ACCRUED PROPERTY AND LIABILITY LOSSES

     The company's insurance subsidiary establishes case based reserves for estimates of reported losses on direct business written, estimates received from ceding reinsurers, and reserves based on past experience of unreported losses. Such losses principally relate to the company's marine operations and are included as a component of costs of marine operations in the Consolidated Statements of Earnings. The liability for such losses and the related reimbursement receivable from reinsurance companies are classified in the Consolidated Balance Sheet into current and noncurrent amounts based upon estimates of when the liabilities will be settled and when the receivables will be collected.

PENSION AND OTHER POSTRETIREMENT BENEFITS

     Pension costs are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 87 and are funded as required by law. Prior service costs are amortized on the straight-line basis over the average remaining service period of employees expected to receive pension benefits. Postretirement benefits other than pensions are accounted for in accordance with Statement of Financial Accounting Standards No. 106. The estimated cost of postretirement benefits other than pensions are accrued during the employees' active service period. Postemployment and postretirement benefits other than pensions are funded as claims are submitted.

INCOME TAXES

     Income taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE

     Earnings per share are computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 requires the replacement of previously reported primary and fully diluted earnings per share required by Accounting Principles Board Opinion No. 15 with earnings per share and diluted earnings per share. The calculation of earnings per share excludes any dilutive effect of stock options, while diluted earnings per share includes the dilutive effect of stock options. Per share amounts for all periods presented have been restated to conform to the requirements of SFAS No. 128. Per share amounts disclosed in the footnotes are on a diluted basis.

FOREIGN CURRENCY TRANSLATION

     The functional currency for certain non-U.S. subsidiaries and unconsolidated companies is the applicable local currency. The translation of the applicable local currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using weighted average exchange rates during the period. The gains and losses resulting from the balance sheet account translations, net of deferred income taxes, are included in stockholders' equity.

     Some transactions of the company and its subsidiaries are made in currencies different from their own. Gains and losses from these transactions are included in the Consolidated Statements of Earnings as they occur and relate primarily to the revenue generating and purchasing activities in Brazil, Venezuela, Mexico, United Kingdom, Singapore, Trinidad and Nigeria.

CASH FLOWS

     For purposes of the Consolidated Statements of Cash Flows, all highly liquid investments purchased with original maturities of approximately three months or less are considered to be cash equivalents.

STOCK COMPENSATION

     On April 1, 1996 the company elected to continue to use the intrinsic value method of accounting for stock-based compensation prescribed by Accounting Principles Board (APB) Opinion No. 25 and, accordingly, adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock-based Compensation."

NEW ACCOUNTING PRONOUNCEMENT

     The Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 is effective for fiscal years ending after December 15, 1997. Management does not believe that SFAS No. 129 will have a material impact on its fiscal 1998 consolidated financial statements.

(2)  BUSINESS COMBINATIONS

     On March 20, 1997 the company agreed to purchase, for approximately $535 million, O.I.L. Ltd. O.I.L. Ltd. is a subsidiary of Ocean Group plc, of the United Kingdom, and owns a fleet of approximately 100 vessels principally composed of towing-supply and supply vessels operating in most major offshore oil and gas exploration areas other than the United States. Final determination of the purchase price is subject to certain conditions to be satisfied at closing. The acquisition will be accounted for using the purchase method and will be financed under a $600 million credit facility. The purchase agreement calls for the closing to be no later than May 30, 1997, unless extended by both parties.

     On May 31, 1996 the company acquired for $12.4 million cash the remaining 50.1% equity interest in 22 of 29 safety/standby vessels previously owned and operated by joint-venture companies in the North Sea. The acquisition was accounted for by the purchase method and accordingly, the fair value of the assets acquired and liabilities assumed and results of operations have been included in the condensed consolidated financial statements effective June 1, 1996. Unaudited pro forma results of operations assuming the acquisition had taken place on April 1, 1995 would not be materially different than actual results.

     On March 13, 1996 Tidewater Inc. issued 8,475,214 shares of its common stock in exchange for all of the outstanding common stock of Hornbeck Offshore Services, Inc. (Hornbeck). Hornbeck owned and operated a fleet of 61 marine service vessels operating in the U.S. Gulf of Mexico and had a 49.9% interest in 29 safety/standby vessels operating in the North Sea. This business combination has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Hornbeck. Operating results prior to the combination of the separate companies and the combined amounts presented in the consolidated financial statements are summarized below:

                                            (in thousands of dollars)
                                         Nine Months
                                            Ended              Year Ended
                                          December 31,          March 31,
                                             1995                  1995
                                         ----------            ---------
                                         (unaudited)
Revenues:
    Tidewater                              $350,330              455,284
    Hornbeck                                 46,341               45,834
                                         ----------            ---------
       Combined                            $396,671              501,118
                                         ==========            =========
Net earnings:
    Tidewater                              $ 59,262               42,628
    Hornbeck                                  4,783                8,559
                                         ----------            ---------
       Combined                            $ 64,045               51,187
                                         ==========            =========


     Adjustments to conform Hornbeck's accounting policies to those of Tidewater and to apply pooling-of-interests accounting reduced (increased) net earnings of the combined entity for the above periods by $2,359,000 and ($536,000), respectively. The adjustments to conform accounting policies relate to Hornbeck's capitalizing and amortizing the cost of vessel drydockings and major overhauls rather than expensing such costs as incurred.

     Prior to the combination Hornbeck's fiscal year end was December 31. Tidewater's fiscal year end is March 31. In applying pooling-of-interests accounting, the March 31, 1995 Tidewater statement of earnings was combined with the Hornbeck statement of earnings for the year ended December 31, 1994. Unaudited amounts for the nine-month period ended December 31, 1995 include results of each entity for the nine-month period ended December 31, 1995. Retained earnings of the combined entities were adjusted by $434,000 as of the beginning of Tidewater's fiscal 1996 year to include the unaudited net earnings of Hornbeck, including adjustments to conform accounting policies to those of Tidewater, for the period January 1, 1995 to March 31, 1995. During this period Hornbeck's revenues were $12,671,000. Additionally, the consolidated statement of cash flows for the year ended March 31, 1996 was adjusted by $4,980,000 to reflect the net increase in cash of Hornbeck for the three months ended March 31, 1995.

     Merger expenses of $9.6 million include legal, investment banking and accounting fees related to the business combination. Also included in merger expenses are payments under severance and employment agreements and a provision for certain other related costs. Merger expenses are classified as other expense in the Consolidated Statements of Earnings.

     In fiscal 1995 the company purchased for $35 million in cash the assets of Brazos Gas Compressing Company, a subsidiary of Mitchell Energy & Development Corporation, and the natural gas compression assets of Halliburton Company using $55 million of available cash and borrowings of $150 million. The costs of these acquisitions were allocated under the purchase method of accounting based on the fair value of the assets acquired. In connection with the purchase of the natural gas compression assets of Halliburton Company, goodwill of approximately $25 million was recorded and is included as a component of Net assets of discontinued Compression operations in the Consolidated Balance Sheet and is being amortized in equal charges to earnings over a 15-year period.

     The results of Brazos' and Halliburton's operations have been consolidated with the company's effective October 1, 1994, and December 1, 1994, respectively. Unaudited pro forma combined net earnings of the company and of Brazos and Halliburton, including appropriate purchase accounting adjustments for the year ended March 31, 1995 as though the acquisition had taken place on April 1, 1994, were $44.4 million. Unaudited pro forma combined earnings and diluted earnings per common share were $.72.


(3)  INVENTORIES

     A summary of inventories at March 31 follows:

                                                                                             (in thousands)
                                                                                           1997         1996
                                                                                          -------      ------
Marine operating supplies                                                                 $28,171      23,428

Compression supplies and merchandise held for sale (included as a component
   of Net assets of discontinued Compression operations)                                    7,845       7,918
                                                                                          -------      ------
                                                                                          $36,016      31,346
                                                                                          =======      ======

(4)  UNCONSOLIDATED COMPANIES

     Investments in, at equity, and advances to unconsolidated marine joint-venture companies at March 31 were as follows:

                                                                     Percentage              (in thousands)
                                                                      ownership           1997            1996
                                                                     ----------         ---------        -------
Ravensworth Investments Ltd. (United Kingdom)                            50%            $   ---           14,505

National Marine Service (Abu Dhabi-UAE)                                  40%               12,107         11,557

Tidewater Port Jackson (Australia)                                       50%                3,789          4,682

Provident Marine, Ltd. (Mexico)                                          50%                1,841          2,126

Lamnalco (UAE)                                                           50%                1,434          1,613
Others                                                                 20%-50%              1,385          1,378
                                                                       ------           ---------        -------
                                                                                        $  20,556         35,861
                                                                       ======           =========        =======


     The aggregate amount of undistributed earnings of all unconsolidated joint-venture companies included in consolidated stockholders' equity at March 31, 1997 is approximately $12,902,000.

(5)  INCOME TAXES

     Earnings from continuing operations before income taxes derived from United States and international operations for the years ended March 31 are as follows:

                                                                                       (in thousands)
                                                                             1997          1996          1995
                                                                          ----------     --------      --------
United States                                                             $  114,942       32,995        43,771
International                                                                 89,132       67,033        24,727
                                                                          ----------     --------      --------
                                                                          $  204,074      100,028        68,498
                                                                          ==========     ========      ========


     Income tax expense attributable to earnings from continuing operations for the years ended March 31 consists of the following:

                                                                         (in thousands)
                                                                 U.S.
                                                               ---------
                                                       Federal          State    International   Total
                                                       --------         -----    -------------  --------
1997
----
Current                                                $ 41,628           562        11,532       53,722
Deferred                                                 12,117            --            --       12,117
                                                       --------         -----      --------     --------
                                                       $ 53,745           562        11,532       65,839
                                                       ========         =====      ========     ========

1996
----
Current                                                $ 16,663          (237)       10,076       26,502
Deferred                                                  4,023            --            --        4,023
                                                       --------         -----      --------     --------
                                                       $ 20,686          (237)       10,076       30,525
                                                       ========         =====      ========     ========

1995
----
Current                                                $ 18,428           513         6,965       25,906
Deferred                                                 (2,276)           --            --       (2,276)
                                                       --------         -----      --------     --------
                                                       $ 16,152           513         6,965       23,630
                                                       ========         =====      ========     ========

     The actual income tax expense attributable to earnings from continuing operations for the years ended March 31, 1997, 1996 and 1995 differs from the amounts computed by applying the U.S. federal tax rate of 35% to pre-tax earnings as a result of the following:

                                                                                           (in thousands)
                                                                                 1997           1996          1995
                                                                                --------      --------      --------
Computed "expected" tax expense                                                 $ 71,426        35,010        23,975
Increase (reduction) resulting from:
    Foreign (earnings) losses not includable in U.S. tax return                   (1,547)          482        (2,803)
    Foreign taxes not creditable against U.S. taxes                                   --            --         1,039
    Foreign tax credits not previously recognized                                 (1,303)       (7,440)           --
    Utilization of net operating loss carryforwards                                 (386)       (2,181)           --
    Expenses which are not deductible for tax purposes                                45         1,418            78
    Other, net                                                                    (2,396)        3,236         1,341
                                                                                --------      --------      --------
                                                                                $ 65,839        30,525        23,630
                                                                                ========      ========      ========


     The significant components of deferred income tax expense for the years ended March 31 are as follows:

                                                                                       (in thousands)
                                                                               1997         1996          1995
                                                                            ---------      -------      -------
Deferred income tax expense (benefit) (exclusive of the effects of
    other components listed below)                                          $   3,628       (4,732)      (8,581)
Investment, foreign and minimum tax credits                                     8,489        8,755        6,305
                                                                            ---------      -------      -------
                                                                            $  12,117        4,023       (2,276)
                                                                            =========      =======      =======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1997 and 1996 are as follows:

                                                                                            (in thousands)
                                                                                          1997           1996
                                                                                        ---------       --------
Deferred tax assets:
   Financial provisions not deducted for tax purposes                                   $  19,605         15,755
   Unrepatriated foreign earnings                                                           3,267          9,233
   Foreign net operating loss carryforwards                                                 1,915          5,079
   Foreign tax credit carryforwards                                                         3,851          3,851
   Alternative minimum tax credit carryforwards                                                --          1,968
   Other                                                                                      259          1,068
                                                                                        ---------       --------
       Gross deferred tax assets                                                           28,897         36,954
       Less valuation allowance                                                             1,915          5,079
                                                                                        ---------       --------
                                                                                           26,982         31,875
                                                                                        ---------       --------
Deferred tax liabilities - depreciation differences on properties and equipment          (122,577)      (108,454)
                                                                                        ---------       --------
       Net deferred tax liability                                                       $ (95,595)       (76,579)
                                                                                        =========       ========


     The net changes in the valuation allowance for the years ended March 31, 1997 and 1996 were decreases of $3,164,000 and $2,108,000, respectively. These changes were made due to the realization of certain international net operating loss carryforwards. The remaining balance of the deferred tax assets are expected to be realized through future operating results and the reversal of taxable temporary differences.

     The company has not recognized a deferred tax liability of approximately $31,500,000 for the undistributed earnings of certain non-U.S. subsidiaries that arose in prior years because the company currently does not expect those unremitted earnings to reverse and become taxable to the company in the foreseeable future. A deferred tax liability will be recognized when the company expects that it will realize those undistributed earnings in a taxable manner, such as through receipt of dividends or sale of investments. As of March 31, 1997, the undistributed earnings of these subsidiaries were approximately $90,000,000.

(6)  LONG-TERM DEBT

     At March 31, 1997 the company had no long-term debt. Outstanding long-term debt at March 31, 1996 of $2,934,000, all classified as current, consisted of outstanding debt assumed in connection with the merger with Hornbeck Offshore Services, Inc. on March 13, 1996.

     The company's revolving credit and term loan agreement (the "agreement") consists of a $200 million revolving credit facility and a $400 million acquisition term loan. The acquisition term loan is for financing the future acquisition of O.I.L. Ltd. Borrowings will bear interest, at the company's option, at prime or Federal Funds rates plus .5% or Eurodollar rates plus margins from .5% to 1% based on the company's debt to capitalization ratio. The revolving credit commitment of $200 million expires on April 30, 1999, at which time the then outstanding balance will convert to a term loan repayable in 16 quarterly installments beginning July 31, 1999. Borrowings under the acquisition term loan are payable in 28 quarterly installments beginning September 30, 1997 and ending June 30, 2004. All of the borrowings under the agreement are unsecured and the company pays an annual fee of .25% on the unused portion of the revolving credit facility.

     Under the terms of the agreement, the company has agreed to limitations on future levels of investments and aggregate indebtedness, a minimum level of tangible net worth and maintenance of certain debt to capitalization ratios. The agreement also prohibits the company from encumbering its assets, other than assets already encumbered at March 19, 1997 for the benefit of others.

(7)  BENEFIT PLANS

     Upon meeting various citizenship, age and service requirements, employees are eligible to participate in a defined contribution savings plan. The plan held 510,772 shares and 522,216 shares of the company's common stock at March 31, 1997 and 1996, respectively. Amounts charged to expense for the plan for 1997, 1996 and 1995 were $1,694,000, $1,035,000, and $951,000, respectively.

     A defined benefit pension plan covers certain U.S. citizen employees and employees who are permanent residents of the United States. Benefits are based on years of service and employee compensation. The company also has a supplemental retirement plan (Supplemental Plan) that provides pension benefits to certain employees in excess of those allowed under the company's tax qualified pension plan. Certain benefits programs are maintained in several other countries which provide retirement income for covered employees.

     Net periodic pension cost for the U.S. defined benefit pension plan and the Supplemental Plan for 1997, 1996 and 1995 include the following components:

                                                                                 (in thousands)
                                                                        1997          1996          1995
                                                                      -------        ------        ------
Service cost-benefit earned during the period                         $   844         1,843         1,962
Interest cost on projected benefit obligation                           2,258         2,208         1,954
Actual return on assets                                                (3,170)       (4,700)          503
Net amortization and deferral                                           1,591         3,530        (1,463)
                                                                      -------        ------        ------
Net periodic pension cost                                             $ 1,523         2,881         2,956
                                                                      =======        ======        ======

Assumptions used in the accounting are:
    Discount rates                                                        7.5%          7.5%          8.5%
    Rates of annual increase in compensation levels                       5.2%          5.2%          5.0%
    Expected long-term rate of return on assets                           9.5%          9.5%          9.5%
                                                                      =======        ======        ======

     The following table sets forth the assets and liabilities of the U.S. defined benefit pension plan and the Supplemental Retirement Plan and the amount of the net pension liability in the Consolidated Balance Sheets at March 31:

                                                                                                  (in thousands)
                                                                                 U.S. Defined Benefit           Supplemental
                                                                                     Pension Plan              Retirement Plan
                                                                                 1997           1996          1997          1996
                                                                                --------       -------       -------       -------
Actuarial present value of vested benefit obligation                            $ 28,431        27,606         2,759         2,423
                                                                                ========       =======       =======       =======

Accumulated benefit obligation                                                  $ 28,715        27,831         2,932         2,467
                                                                                ========       =======       =======       =======

Projected benefit obligation                                                    $ 31,463        30,698         3,982         3,192
Plan assets at fair value, primarily  bonds and common stock                      29,847        23,935            --            --
                                                                                --------       -------       -------       -------
Projected benefit obligation in excess of plan assets                              1,616         6,763         3,982         3,192
Unrecognized net transitional obligation amortized over 15 years                     (87)         (112)           --            --
Unrecognized actuarial gain (loss)                                                   680        (1,856)       (1,672)       (1,272)
Unrecognized prior service cost                                                     (364)         (425)         (296)         (394)
Adjustment required to recognize minimum liability                                    --            --           918           941
                                                                                --------       -------       -------       -------
Net accrued pension liability                                                   $  1,845         4,370         2,932         2,467
                                                                                ========       =======       =======       =======


     During the fourth quarter of fiscal 1996 the company recorded as other expense a $3.0 million charge as a result of the removal of Marine fleet and Compression field service personnel from the company's U.S. defined benefit pension plan. Beginning April 1, 1996 these Marine and Compression employees, along with all new employees of the company who are eligible for pension plan membership, were enrolled in a new defined contribution retirement plan. Company contributions in cash to the plan are based on employee compensation, as defined by the plan, and are subject to certain vesting requirements. The costs of the plan for fiscal 1997 was $2,309,000.

     Qualified retired employees currently are covered by a program which provides limited health care and life insurance benefits. Costs of the program are based on actuarially determined amounts and are accrued over the period from the date of hire to the full eligibility date of employees who are expected to qualify for these benefits.

     Net periodic postretirement health care and life insurance costs for 1997, 1996 and 1995 include the following components:

                                                                                           (in thousands)
                                                                                 1997          1996         1995
                                                                                -------        -----        -----
Service cost - benefit earned during the period                                 $   928          743          924
Interest cost on accumulated postretirement benefit obligation                      874          798          732
Other amortization and deferral                                                    (207)        (296)        (129)
                                                                                -------        -----        -----
Net periodic postretirement benefit cost                                        $ 1,595        1,245        1,527
                                                                                =======        =====        =====


     The unfunded actuarially-determined liabilities for postretirement benefits at March 31 are as follows:

                                                                                              (in thousands)
                                                                                            1997          1996
                                                                                          --------       -------
Actuarial present value of accumulated postretirement benefit obligation:
    Current retirees                                                                      $  5,110         4,390
    Current employees eligible for benefits                                                  1,274         1,039
    Current employees not yet eligible for benefits                                          8,175         6,431
                                                                                          --------       -------
Total accumulated postretirement benefit obligation                                         14,559        11,860
Unrecognized prior service cost                                                               (197)        1,382
Unrecognized net gain                                                                        1,798         2,069
                                                                                          --------       -------
Accrued postretirement benefit cost                                                       $ 16,160        15,311
                                                                                          ========       =======


     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation will be 9% in 1998, gradually declining to 5.5% in the year 2005 and thereafter. A 1% change in the assumed health care cost trend rates for each year would change the accumulated postretirement benefit obligation by approximately $2,235,000 at March 31, 1997 and change the cost for the year ended March 31, 1997 by $329,000. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.5% in 1997 and 1996.

(8)  OTHER ASSETS, OTHER LIABILITIES AND DEFERRED CREDITS

      A summary of other assets at March 31 follows:

                                                                                             (in thousands)
                                                                                        1997             1996
                                                                                     ----------        --------
Recoverable insurance losses                                                         $   32,146          34,206
Assets held for sale                                                                      5,817           5,658
Other                                                                                     9,678           9,663
                                                                                     ----------        --------
                                                                                     $   47,641          49,527
                                                                                     ==========        ========


     A summary of other liabilities and deferred credits at March 31 follows:

                                                                                             (in thousands)
                                                                                        1997             1996
                                                                                     ----------        --------
Postretirement benefit liability                                                     $   16,160          15,311
Pension liability                                                                         4,777           3,837
Minority interests in net assets of subsidiaries                                          7,864           6,991
Noncurrent international and domestic taxes                                               6,957           6,957
Other                                                                                    11,089           9,889
                                                                                     ----------        --------
                                                                                     $   46,847          42,985
                                                                                     ==========        ========

(9)  CAPITAL STOCK

     Under the company's stock option and restricted stock plans, the Compensation Committee of the Board of Directors has authority to grant stock options and restricted shares of the company's stock to officers and other key employees. At March 31, 1997, 2,271,040 shares of common stock are reserved for issuance under the plans of which 332,528 shares are available for future grants. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have ten year terms and most of the outstanding options vest and become exercisable in ratable installments over a three-year period from the grant date.

     The per share weighted-average fair values of stock options granted during fiscal years 1997 and 1996 were $15.46 and $13.38, respectively, on the dates of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:

                                                                                          1997             1996
                                                                                         ------          -------
Risk-free interest rate                                                                      6.4%            6.2%
Expected dividend yield                                                                     1.25%           1.25%
Expected stock price volatility                                                            32.57%          31.75%
Expected stock option life                                                               5 years         5 years
                                                                                         =======         =======

     The company applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the company's net earnings would have been reduced to the pro forma amounts as follows:

                                                                         1997            1996
                                                                      -----------      --------
Net earnings (in thousands):
     As reported                                                      $   146,011        76,177
     Pro forma                                                            145,032        76,115
Earnings per common share:
     As reported                                                      $      2.37          1.24
     Pro forma                                                               2.35          1.23
Diluted earnings per common share:
     As reported                                                      $      2.35          1.23
     Pro forma                                                               2.34          1.22
                                                                      ===========      ========

     Pro forma net earnings and diluted earnings per common share reflect only options granted during fiscal years 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma amounts presented above because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to April 1, 1995 is not considered.

     Stock option activity during 1997, 1996 and 1995 was as follows:


                                                                Weighted-average                     Number
                                                                 Exercise Price                     of Shares
                                                                 --------------                     ---------
Balance at March 31, 1994                                          $  13.73                           895,736
   Granted                                                            21.58                           901,875
   Exercised                                                          10.12                          (131,783)
   Expired or cancelled                                               17.66                           (72,530)
Balance at March 31, 1995                                             18.29                         1,593,298
   Granted                                                            38.61                           284,000
   Exercised                                                          12.67                          (182,967)
   Expired or cancelled                                               18.12                           (27,826)
Balance at March 31, 1996                                             22.38                         1,666,505
   Granted                                                            43.49                           520,000
   Exercised                                                          15.36                          (269,177)
   Expired or cancelled                                               19.14                            (4,225)
Balance at March 31, 1997                                          $  29.11                         1,913,103
                                                                   ========                         =========


     The 1,913,103 options outstanding at March 31, 1997 fall into three general exercise-price ranges as follows:

                                                                                  Exercise Price Range
                                                                  ---------------------------------------------------
                                                                  $4.75 - $13.25     $15.00 - $25.13    $35.75-$43.63
                                                                  --------------     ---------------    -------------
Options outstanding at March 31, 1997                                    154,475             962,628          796,000
Weighted average exercise price                                           $12.00              $21.25           $41.93
Weighted average remaining contractual life                            3.4 years           7.4 years        9.6 years
Options exercisable at March 31, 1997                                    154,475             685,114          100,990
Weighted average exercise price of options exercisable
      at March 31, 1997                                                   $12.00              $21.12           $38.71
                                                                  ==============     ===============    =============

     At March 31, 1997, 1996 and 1995, the number of options exercisable under the stock option plans was 940,579, 771,125 and 531,403, respectively; and the weighted average exercise price of those options was $21.51, $17.43 and $13.82, respectively.

     The restricted stock plan permits the grant of company shares restricted as to transferability and subject to a substantial risk of forfeiture. The vesting restrictions and period during which the transferability restrictions are applicable are determined on a case-by-case basis. During the restricted period, the restricted shares may not be transferred or encumbered but the recipient has the right to vote and receive dividends on the restricted shares. At March 31, 1997, contingent awards totaling 25,409 restricted company shares were outstanding, to be issued in conjunction with and as a result of the exercise of certain stock options. All restrictions are removed from the restricted shares six months after issuance.

     In accordance with an employment agreement with the company's chairman of the board, 70,000 shares of restricted common stock of the company were granted to him on October 20, 1994. These restricted shares vest at varying intervals when the average sales price of the common stock reaches certain predetermined levels. During the years ended March 31, 1997 and 1996, 25,000 shares in each year vested due to the attainment of the first and second average sales price levels applicable to those shares. The fair market value of the stock at the time of the grant was classified in stockholders' equity as deferred compensation-restricted stock and is being amortized by equal monthly charges to earnings over approximately seven years, adjusted for vestings during the seven year period.

     During the third quarter of fiscal 1997 the Board of Directors authorized a share repurchase program whereby the company could purchase in the open market or through privately negotiated transactions up to $200 million of company common stock through March 31, 1998. The company expended $84.8 million on the purchase of 1,788,100 common shares at an average cost, including broker commissions and fees, of $47.42 per share during 1997. All shares purchased have been canceled.

     At March 31, 1997 and 1996, 3,000,000 shares of no par value preferred stock were authorized and unissued.

     Under a Shareholder Rights Plan, one preferred stock purchase right has been distributed as a dividend for each outstanding common share. Each right entitles the holder to purchase, under certain conditions, one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $160, subject to adjustment. The rights will not be exercisable unless a person (as defined in the plan) acquires beneficial ownership of 15% or more of the outstanding common shares, or a person commences a tender offer or exchange offer, which upon its consummation such person would beneficially own 15% or more of the outstanding common shares. The Board of Directors is authorized in certain circumstances to lower the beneficial ownership percentage to not less than 10%.

     If after the rights become exercisable a person becomes the beneficial owner of 15% or more of the outstanding common shares (except pursuant to an offer for all shares approved by the Board of Directors), each holder (other than the acquirer) will be entitled to receive, upon exercise, common shares having a market value of twice the exercise price. In addition, if the company is involved in a merger (other than a merger which follows an offer for all shares approved by the Board of Directors), major sale of assets or other business combination after a person becomes the beneficial owner of 15% or more of the outstanding common shares, each holder of a right (other than the acquirer) will be entitled to receive, upon exercise, common stock of the acquiring company having a market value of twice the exercise price.

     The rights may be redeemed for $.01 per right at any time prior to ten days following the acquisition by a person of 15% or more of the outstanding common shares. The rights expire on November 1, 2006.

(10) COMMITMENTS AND OTHER MATTERS

     An employment agreement exists with the company's chairman of the board, president and chief executive officer whereby he will serve in such capacity through December 31, 1997. The terms of the employment agreement provide for an annual base salary and certain other benefits. Compensation continuation agreements exist with all other officers of Tidewater Inc. whereby each receives compensation and benefits in the event that their employment is terminated following certain events relating to a change in control of the company. The maximum amount of compensation that could be paid under the agreements, based on present salary levels, is approximately $7.8 million. The amount that could be paid for certain benefits is not presently determinable.

     During the fourth quarter of fiscal 1997 and the third quarter of fiscal 1995, the company recorded as other expense charges of $2.8 million ($1.9 million after tax, or $.03 per common share) and $2.5 million ($1.6 million after tax, or $.02 per common share), respectively, to establish reserves for losses resulting from one of the company's insurers filing for liquidation and for reserves to cover losses due to the potential insolvency of certain of the company's insurers.

     During the fourth quarter of fiscal 1995, the company recorded as other expense $5.9 million ($3.7 million after tax, or $.06 per common share) for the cost of a restructuring program of its corporate headquarters and worldwide marine operations which was designed to reduce costs and improve operating efficiencies. Substantially all of the costs associated with the restructuring program were paid before March 31, 1995. The restructuring resulted in the elimination of approximately 150 positions, realignment of duties and responsibilities and streamlining of administrative functions. The charge reflects the costs associated with staff reductions, relocations and related transition expenses.

     The Internal Revenue Service has notified the company of proposed deficiencies aggregating approximately $17.5 million of additional income taxes resulting from audits of the company's income tax returns for the years ended March 31, 1993, 1994 and 1995. The company is the defendant to several alleged labor-law pay violations claimed by certain current and former employees in various areas of the world where its marine vessel operations are conducted. While the amount, if any, of such claims for which the company ultimately may be held liable is not presently determinable, if the claimants and all similarly situated employees and former employees who might file claims were successful, the aggregate amount of the company's liability, based on available information, could approximate $15 million. The company is in the process of defending against these claims and assessments and, in management's opinion, the ultimate outcome of these matters will not have a material adverse effect on the company's financial position or the results of its ongoing operations.

     Various legal proceedings and claims are outstanding which arose in the ordinary course of business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the company's financial position or results of its ongoing operations.

(11) DIVISIONS AND GEOGRAPHIC DISTRIBUTION OF OPERATIONS

     With the planned sale of the company's Compression business as explained in
Note 13, Tidewater will operate only one business segment, Tidewater Marine, which provides support services to the offshore energy industry.

     The following table provides a comparison of revenues, operating profit, identifiable assets, and depreciation and amortization and additions to properties and equipment for the years ended March 31.

                                                                               1997          1996        1995
                                                                            ----------    ---------    ---------
Marine revenues:
        Owned and operated vessel fleet:
           United States                                                    $  338,823      241,436      222,784
           International(A)                                                    322,401      264,744      246,967
                                                                            ----------    ---------    ---------
                                                                               661,224      506,180      469,751
        Brokered vessels, shipyard and other                                    29,202       26,022       31,367
                                                                            ----------    ---------    ---------
                                                                               690,426      532,202      501,118
                                                                            ==========    =========    =========
Marine operating profit (loss):
       Owned and operated vessel fleet:
           United States                                                    $  120,275       46,839       41,427
           International                                                        82,591       60,291       24,947
                                                                            ----------    ---------    ---------
                                                                               202,866      107,130       66,374
        Gains from asset sales                                                   5,352        6,930       13,098
        Brokered vessels, shipyard and other                                     4,186        4,849        4,211
                                                                            ----------    ---------    ---------
                                                                               212,404      118,909       83,683
    Other income                                                                 6,705        5,436        5,589
    Other expense                                                               (2,800)     (12,600)      (8,350)
    Corporate expenses                                                         (11,235)      (9,541)     (10,285)
    Interest and other debt costs                                               (1,000)      (2,176)      (2,139)
                                                                            ----------    ---------    ---------
Earnings from continuing operations before income taxes                     $  204,074      100,028       68,498
                                                                            ==========    =========    =========
Identifiable assets:
    Marine:
        United States                                                       $  376,380      349,554      356,593
        International (A)                                                      334,005      269,704      314,532
                                                                            ----------    ---------    ---------
                                                                               710,385      619,258      671,125
        Investments in and advances to unconsolidated
          international Marine companies                                        20,556       35,861       38,378
                                                                            ----------    ---------    ---------
                                                                               730,941      655,119      709,503
    Net assets of discontinued Compression operations                          253,305      271,664      188,957
    General corporate                                                           50,052       47,627       27,816
                                                                            ----------    ---------    ---------
                                                                            $1,034,298      974,410      926,276
                                                                            ==========    =========    =========
Depreciation and amortization:
    Marine equipment operations (B)                                         $   55,569       54,961       77,003
    General corporate                                                              368          400          390
                                                                            ----------    ---------    ---------
                                                                            $   55,937       55,361       77,393
                                                                            ==========    =========    =========
Additions to properties and equipment:
    Marine equipment operations                                             $   40,003       40,994       99,893
    Discontinued Compression operations                                         17,949        5,108      254,505
    General corporate                                                               50           14          327
                                                                            ----------    ---------    ---------
                                                                            $   58,002       46,116      354,725
                                                                            ==========    =========    =========

(A) Marine equipment operations are conducted worldwide with assets that are highly mobile. Revenues and identifiable assets attributable to these operations in any one country are not "significant" as that term is defined by Statement of Financial Accounting Standards No. 14. Further, most identifiable assets in each country are comprised of offshore service vessels, which regularly and routinely move from one operating area to another, often to and from offshore operating areas of different continents. Equity in net assets of non-U.S. subsidiaries is $211,450,000, $148,045,000 and $164,175,000 at March 31, 1997, 1996 and 1995,
     respectively. Other international identifiable assets include accounts receivable and other balances denominated in currencies other than the U.S. dollar which aggregate approximately $6,652,000, $8,520,000 and $7,062,000 at March 31, 1997, 1996 and 1995, respectively. These amounts are subject to the usual risks of fluctuating exchange rates and government-imposed exchange controls.

(B) See Note 1 of Notes to Consolidated Financial Statements for a discussion of depreciation policy changes effective in fiscal 1996.

(12) SUPPLEMENTARY INFORMATION--QUARTERLY FINANCIAL DATA (UNAUDITED)

Years Ended March 31, 1997 and 1996
(in thousands, except per share data)



1997                                                              First        Second       Third        Fourth
----                                                             --------     --------     --------     --------
Marine revenues                                                  $146,639      167,691      184,133      191,963
                                                                 ========     ========     ========     ========

Marine operating profit                                          $ 34,045       46,338       62,312       69,709
                                                                 ========     ========     ========     ========
Earnings from continuing operations                              $ 22,164       31,239       41,132       43,700
Earnings from discontinued Compression operations                   2,206        1,713        2,038        1,819
                                                                 --------     --------     --------     --------
Net earnings                                                     $ 24,370       32,952       43,170       45,519
                                                                 ========     ========     ========     ========

Earnings per share:
    Continuing operations                                        $   0.36         0.50         0.66         0.72
                                                                 ========     ========     ========     ========
    Discontinued Compression operations                          $   0.03         0.03         0.04         0.03
                                                                 ========     ========     ========     ========

Diluted earnings per share:
    Continuing operations                                        $   0.36         0.50         0.66         0.71
                                                                 ========     ========     ========     ========
    Discontinued Compression operations                          $   0.03         0.03         0.03         0.03
                                                                 ========     ========     ========     ========


1996
----
Marine revenues                                                  $128,054      132,726      135,891      135,531
                                                                 ========     ========     ========     ========

Marine operating profit                                          $ 25,807       31,483       33,489       28,130
                                                                 ========     ========     ========     ========
Earnings from continuing operations                              $ 16,045       20,699       21,926       10,833
Earnings from discontinued Compression operations                   1,382        1,732        2,261        1,299
                                                                 --------     --------     --------     --------
Net earnings                                                     $ 17,427       22,431       24,187       12,132
                                                                 ========     ========     ========     ========

Earnings per share:
    Continuing operations                                        $   0.26         0.33         0.35         0.19
                                                                 ========     ========     ========     ========
    Discontinued Compression operations                          $   0.02         0.03         0.04         0.02
                                                                 ========     ========     ========     ========

Diluted earnings per share:
    Continuing operations                                        $   0.26         0.33         0.35         0.18
                                                                 ========     ========     ========     ========
    Discontinued Compression operations                          $   0.02         0.03         0.04         0.02
                                                                 ========     ========     ========     ========

Operating profit consists of revenues less operating costs and expenses, depreciation, general and administrative expenses and other income and expenses of the Marine division.

See Notes 1, 2, 7 and 10 for detailed information regarding transactions which affect fiscal 1997 and 1996 quarterly amounts.

(13) SUBSEQUENT EVENT - PLANNED SALE OF COMPRESSION BUSINESS

     On December 18, 1997 the company entered into a definitive agreement to sell its natural gas compression business for $360 million in cash subject to certain adjustments. Accordingly, the company's consolidated financial statements and certain related notes for all periods have been reclassified to report separately financial position, results of operations and operating cash flows from continuing operations and the discontinued Compression operation. The agreement is subject to the successful completion of customary due diligence by the buyer and expiration or early termination of the waiting period under the Hart-Scott-Rodino Act. The transaction, anticipated to close in February 1998, is expected to generate an after-tax gain of approximately $61 million, or $.99 per common share, net of legal, accounting and investment banking fees, severance and other costs associated with the sale.